Exhibit 10.15
TRANSFER AND GOVERNANCE AGREEMENT
     THIS TRANSFER AND GOVERNANCE AGREEMENT (this “Agreement”) is dated as of July 21, 2008, by and among EVERBANK FINANCIAL CORP, a Florida corporation (the “Company”), and SAGEVIEW PARTNERS L.P., a Delaware limited partnership (the “Investor”):
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Investment Agreement, dated as of July 21, 2008, by and among the Company and the Investor (the “Investment Agreement”), the Company shall issue and sell to the Investor 92,500 shares of 4% Series B Cumulative Participating Perpetual Pay In Kind Preferred Stock (the “Series B Preferred Stock”).
     NOW THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1)	Definitions.
     “Affiliate” means with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled, by or under common Control with such specified Person.
     “Agreement” means this Transfer and Governance Agreement, as amended, modified, supplemented or restated from time to time.
     “Applicable Law” means any and all applicable federal, state, local, municipal, foreign, international or multinational constitution, code, law, statute, ordinance, regulation, rule, standard, administrative ruling, principle of common law, legal doctrine, treaty or process applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any regulatory authority, including, but not limited to, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Company, the Office of Thrift Supervision, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Company and/or its Subsidiaries, the National Association of Securities Dealers, Inc., the Securities and Exchange Commission and the National Labor Relations Board.
     “Board of Directors” means the Board of Directors of the Company.
     “Clements Agreement” means the Stock Transfer Agreement dated as of the date hereof by and between Robert M. Clements, the Robert M. Clements Grantor Retained Annuity Trust and the Investor.
     “Common Stock” means the common stock of the Company, par value $0.01 per share.
     “Company” has the meaning set forth in the Preamble.

     “Company First Refusal Notice” means the written notice to be mailed to the Investor by the Company which shall describe in adequate detail the terms and conditions on which the Company proposes to sell additional equity securities, including, if applicable, the terms and conditions offered by, and the identity of, a bona fide prospective purchaser for such stock.
     “Control,” “Controlling” or “Controlled” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Dispose of” or “Disposition” means any lifetime transfer or assignment, whether voluntary or involuntary to another Person other than a Permitted Transferee, whether by sale, exchange, pledge, encumbrance, judicial attachment, contribution to a trust or other entity, or otherwise. “Dispose of” or “Disposition” shall not include: (a) a pledge of Shares to a responsible financial institution in the United States, as collateral security for a bona fide loan made by such financial institution, provided that such financial institution agrees in writing that any disposition of the pledged Shares for the account of the Investor in the event of any default by the Investor shall be subject to the obligations imposed on the Investor by this Agreement and by the Stockholders Agreement, including, but not limited to, the right of first refusal granted to the Company and the other holders of outstanding capital stock of the Company thereunder; or (b) a conversion of convertible Shares or any other securities of the Company into any other series or class of Shares.
     “Initial Public Offering” means any firm commitment underwritten offering by the Company of Common Stock to the public pursuant to an effective registration statement under the Securities Act.
     “Investment Agreement” shall have the meaning set forth in the Recitals.
     “Investor Director” shall have the meaning set forth in Section 5(b) of this Agreement.
     “Management Investor” shall have the same meaning ascribed to such term in the Stockholders Agreement.
     “Observer” shall have the meaning set forth in Section 5(c) of this Agreement.
     “Permitted Transferee” means: (a) the direct or indirect equity owners of the Investor; (b) a Person who is an Affiliate of the Investor; or (c) with the consent of the Company’s Board of Directors, which may be withheld in its sole discretion, any Person that is affiliated with the Investor even though such Person does not meet the definition of an Affiliate; provided, however, that no Person shall become a “Permitted Transferee” without first agreeing to be bound by the terms of this Agreement and the Stockholders Agreement in a manner satisfactory to the Board of Directors.
     “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
     “Purchased Shares” means the shares of Series B Preferred Stock acquired by the Investor pursuant to the Investment Agreement and any additional shares of Series B Preferred

Stock or shares of Common Stock into which such Purchased Shares may be converted (including as a result of recapitalization, share exchange or similar event) or that are issued with respect to such Purchased Shares, including, without limitation, with respect to any stock split or stock dividend.
     “Qualified Public Offering” means any firm commitment underwritten offering by the Company of Common Stock to the public pursuant to an effective registration statement under the Securities Act (i) for which aggregate cash proceeds to be received by the Company from such offering (without deducting underwriting discounts, expenses and commissions) are at least $125 million, (ii) as a result of which at least 20% of the Company’s outstanding equity securities on a fully diluted basis are issued and (iii) pursuant to which such shares of Common Stock are authorized and approved for listing on the New York Stock Exchange, the Nasdaq Stock Exchange or other national stock exchange.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     “Series B Preferred Stock” has the meaning set forth in the Recitals.
     “Stockholders Agreement” means the Company’s Amended and Restated Stock Redemption and Shareholder Agreement, dated as of the date hereof, by and among the Company and the holders of its outstanding capital stock signatory thereto.
     “Threshold Amount” means 10% of the aggregate number of shares of Series B Preferred Stock purchased by the Investor pursuant to the Investment Agreement or the Common Stock equivalent thereof (as appropriately adjusted for stock splits, reverse stock splits, recapitalization and similar transactions).
2)	Transfer of Securities. Prior to the earlier to occur of (i) the second anniversary of the date of this Agreement and (ii) an Initial Public Offering, and except with respect to a Disposition (x) to a Permitted Tranferee or (y) in connection with a “tag-along” Disposition pursuant to the Stockholders Agreement or the Clements Agreement, the Investor shall not Dispose of Purchased Shares in a single transaction or series of transactions, which would, immediately after such transaction or transactions, result in any Person or group of related Persons not Affiliates of the Investor owning, in the aggregate, Common Stock or securities convertible into Common Stock representing greater than 9.9% of the outstanding Common Stock on a fully-diluted basis. Any purported Disposition of Purchased Shares in violation of any provisions of this Agreement shall be void and ineffective and shall not operate to transfer any interest or title in such Purchased Shares to the purported transferee.
3)	Preemptive Rights.
a)	Right of First Refusal for Purchase of Securities Sold by the Company. If, at any time prior to a Qualified Public Offering, the Company shall propose to sell any additional shares or equity securities of the Company (including securities convertible into equity securities) (collectively, the “New Securities”), the Company shall send the

Investor a Company First Refusal Notice in respect of such New Securities and the Investor is granted a preemptive right to purchase all or any part of its pro rata share of New Securities at the price and on the terms applicable to such proposed sale of New Securities. A pro rata share of New Securities for purposes of this Section 3 as to the Investor shall mean the percentage expressed by the ratio between (i) the number of shares of Common Stock held by the Investor (including, for purposes of this Section 3(a), the number of shares of Common Stock attributable to shares of Series B Preferred Stock upon a conversion) at the date of determination and (ii) the number of all shares of Common Stock issued and outstanding at the date of determination, determined on a fully-diluted basis (excluding any restricted stock of the Company not then vested and any securities issuable pursuant to the exercise of stock options or similar rights that are not then vested). Notwithstanding the foregoing, the Investor shall have no preemptive rights with respect to (i) a sale of securities approved by the Board of Directors to a Management Investor or a director of the Company (or either of such Person’s permitted transferees pursuant to the Stockholders Agreement) or to a Person who, immediately following such sale, will become a Management Investor or a director of the Company at a price determined by such Board of Directors, in its reasonable discretion, to be not less than the fair market value of such securities, using such valuation methods (which need not include an outside appraisal) as the Board of Directors shall determine are appropriate under the circumstances; (ii) the issuance of equity securities to Management Investors pursuant to any incentive plan approved by a majority of the disinterested directors of the Company; (iii) the sale of equity securities approved by the Board of Directors for a consideration other than money or an unconditional promise to pay money; or (iv) shares issued in respect of an Initial Public Offering.
b)	Time for Election to Purchase. If the Investor wishes to purchase any of the New Securities so offered for purchase, the Investor shall notify the Company of that election within the number of days after the date of mailing of the Company First Refusal Notice specified in the Company First Refusal Notice, which shall be a reasonable number of days in light of the circumstances (and in any even not less than 10 business days from the mailing date of the Company First Refusal Notice). Such notice shall specify the number of New Securities that the Investor is willing to purchase.

c)	Sale of Remaining Securities. Any securities for which a purchase right has not been exercised hereunder may be sold: (i) upon substantially the same terms and conditions as described in the Company First Refusal Notice; (ii) within sixty (60) days after the expiration of the foregoing first refusal period; and (iii) on the condition that the purchaser execute and agree to be bound by the terms of this Agreement. If any such securities are not sold within the sixty (60) day period described in the preceding sentence, the Company must send a new Company First Refusal Notice under the terms of this Agreement if the Company desires to sell such securities.

d)	Closing of Purchase. If the Investor elects to purchase any such securities offered for sale by the Company, the securities shall be delivered at the closing free and clear of all liens and encumbrances, other than any purchase money liens taken back by the

Company at the closing, if applicable. The closing thereof shall be held at the principal business office of the Company within thirty (30) days after the expiration of the first refusal period granted herein to the Investor.
e)	Waiver of Rights. If the Investor elects to exercise or affirmatively waive its preemptive rights under the Stockholders Agreement, such election shall be deemed a waiver of this Section 2. Investor may exercise rights under Section 3 of the Stockholders Agreement or under this Section 2, but not both.
4)	No Affiliate Arrangements. The Company will not, and will not permit any of its subsidiaries to, enter into, make or modify any transaction, contract or agreement with any of the Persons listed on Exhibit A to this Agreement (or their Permitted Transferees as such term is defined in the Stockholders Agreement) or any Affiliates of such Person (an “Affiliate Transaction”) unless such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person on an arm’s-length basis; provided that the term “Affiliate Transaction” shall not include this Agreement or any other agreement between the Company and the Investor that is in effect as of the date hereof.

5)	Election of Directors/Board Observer.
a)	From and after the date of this Agreement and until such time as the Investor and its Affiliates no longer own in the aggregate a number of Purchased Shares at least equal to the Threshold Amount, the Company shall take all necessary actions within its control (including, without limitation, nominating directors, calling special Board of Directors and stockholder meetings, and amending the Company’s By-laws), in order to give effect to the provisions of this Section 5 and Section 14 of the Stockholders Agreement.

b)	Designation and Election of the Investor Director.
i)	So long as the Investor and its Affiliates own in the aggregate a number of Purchased Shares at least equal to the Threshold Amount, then one representative designated by the Investor shall be elected to the Board of Directors (the “Investor Director”), subject to satisfaction of all legal requirements regarding service as a director of the Company and, solely in respect of any proposed Investor Director other than Scott Stuart, Ned Gilhuly and any other principal of the Investor, to the reasonable approval of any nominating or corporate governance committee to the Board of Directors (such approval not to be unreasonably withheld or delayed). If the Investor and its Affiliates no longer hold the minimum number of Purchased Shares specified in the prior sentence, the Investor will have no further rights under this Section 5 and, at the written request of the Board of Directors, shall use its commercially reasonable efforts to cause the Investor Director to resign from the Board of Directors as promptly as reasonably practicable thereafter. So long as the Investor is entitled to nominate an Investor Director, the Investor shall also be entitled to have the Investor Director serve on the board of directors of

EverBank, and to serve as a member of any executive or compensation committee of the Board of Directors or of the EverBank board of directors.
ii)	Pursuant to the Stockholders Agreement, the Investor Director may be removed from the Board of Directors or a subsidiary board or a committee thereof, with or without cause, solely upon the written request of the Investor and under no other circumstances. In the event of such removal, or if the Investor Director dies, resigns, or otherwise ceases to serve for any reason, the Investor will have the right to designate another Investor Director to fill such vacancy in accordance with Section 14(b) of the Stockholders Agreement and Section 5(b) hereof.

iii)	Within five (5) days after a record date is set for any meeting at which members of the Board of Directors are to be nominated or elected or for the mailing of any consent solicited for such purpose, the Secretary of the Company shall notify the Investor of the upcoming election and anticipated date thereof and request that the Investor take all necessary action to designate its candidate. Unless earlier notice shall be required in order to comply with applicable law, the Investor shall notify the Secretary of the Company at least five (5) days before such election of its candidate. A failure by the Investor to provide such notification shall be deemed to be a designation by the Investor of the same candidate as last designated by the Investor. Any designation pursuant to this Section 5 shall be made in writing.
c)	Designation of Board Observer. So long as the Investor and its Affiliates own in the aggregate a number of Purchased Shares at least equal to the Threshold Amount, then one representative designated by the Investor at any time and from time to time may act as a non-voting observer to the Board of Directors (an “Observer”). The Company shall provide such Observer with written notice of each meeting of the Board of Directors, at the same time and in the same manner as notice is provided to the directors, and permit the Observer to attend, as a non-voting observer, all such meetings, either in person or by telephone conference. The Observer shall be entitled to receive all written materials and other information provided to the members of the Board of Directors in connection with such meetings at the same time such materials and information are provided to such directors, including, without limitation, any written materials and other information provided to the directors in connection with written consents of directors in lieu of a meeting. If the Investor Director is a representative on the board of EverBank, the Observer shall be entitled to the same rights with respect to the board of EverBank as he has with respect to the Board of Directors.

d)	Expenses of Directors/Observers. The Company shall pay all reasonable out-of-pocket expenses incurred by the Investor Director and the Observer in connection with the performance of his or her duties as a director or an Observer and in connection with his or her attendance at any meeting of the Board of Directors and any committee thereof.

6)	Miscellaneous
a)	Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

b)	Recapitalizations. The provisions of this Agreement regarding Purchased Shares shall apply to any and all equity securities of the Company or any successor or assigns of the Company (whether by merger, consolidation, sale of assets, reorganization or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Purchased Shares by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any such events, amounts hereunder shall be appropriately adjusted.

c)	Entire Agreement; Assignment; Successors and Assigns
i)	This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

ii)	This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto, including, without limitation, any Permitted Transferee of the Investor. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.
d)	Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the Company and the Investor. Except as otherwise provided herein, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or any failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

e)	Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to the Investor:
Sageview Capital L.P.
55 Railroad Avenue
Greenwich, Connecticut 06830
Attn: Scott M. Stuart
Telephone:
Fax:
with a copy (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Sean Rodgers
Telephone: (212) 455-2000
Fax: (212) 455-2502
If to the Company:
EverBank Financial Corp.
501 Riverside Avenue
Jacksonville, Florida 32202
Attn: Thomas A. Hajda
Telephone: (904) 623-8199
Fax: (904) 623-8190
with a copy (which copy alone shall not constitute notice):
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attn: Christopher C. Frieden
Telephone: (404) 881-7457
Fax: (404) 253-8255
f)	Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

g)	Company Records: Conflict with Bylaws. A copy of this Agreement shall be filed in the records of the Company. In the event of a conflict in the provisions of this

Agreement and the bylaws of the Company, the provisions of this Agreement shall govern over the provisions of the bylaws in conflict herewith.
h)	Governing Laws. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

i)	Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, State of New York, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of subsection (e) of this Section 6.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

j)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. Executed signature pages may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.
[Remainder of Page Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement on the date opposite their name.

EverBank Financial Corp
By:	/s/ Thomas A. Hajda
	Name:	Thomas A. Hajda
	Title:	Senior Vice President

Sageview Partners L.P.
By:	Sageview Capital GenPar, Ltd., its general partner

By:	/s/ Scott M. Stuart
	Name:	Scott M. Stuart
	Title:	Director

EXHIBIT A
Arena Capital Investment Fund, L.P.
Lovett Miller Venture Fund II, Limited Partnership
Lovett Miller Venture Fund III, Limited Partnership
David M. Hicks
Russell B. Newton, III